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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              ------------------

                          AMENDMENT NO. 1 TO FORM 8-A

               For Registration of Certain Classes of Securities
                   Pursuant to Section 12(b) or 12(g) of the
                        Securities Exchange Act of 1934



                   Wells Real Estate Investment Trust, Inc.
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            (Exact name of registrant as specified in its charter)



                                   Maryland
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                (State or other jurisdiction of incorporation)


     Maryland                                                   58- 2328421
-------------------------------                  -------------------------------
(State or other jurisdiction                       (IRS Employer Identification
     of incorporation)                                         No.)


6200 The Corners Parkway, Suite
250, Norcross, Georgia                                         30092
-------------------------------                  -------------------------------
(Address of principal executive                              (Zip Code)
offices)

           If this form relates to      If this form relates to the
           the registration of a        registration of a class of
           class of securities          securities pursuant to Section
           pursuant to Section 12(b)    12(g) of the Exchange Act
           of the Exchange Act and      and is effective pursuant
           is effective pursuant to     to General Instruction A.
           General Instruction          (d), please check the
           A.(c), please check the      following box. [X]
           following box. [_]

Securities Act registration statement file number to which this
form relates:                                                     333-32099
                                                                ----------------
                                                                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:
        Title of Each Class                   Name of Each Exchange on Which
        to be so Registered                     Each Class it to be Registered
        -------------------                     ------------------------------

               None                                         None
               ----                                         ----

Securities to be registered pursuant to Section 12(g) of the Act:

                  Shares of Common Stock and Preferred Stock
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                               (Title of Class)
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Item 1.     Description Of Registrant's Securities To Be Registered

     On August 16, 2000, Wells Real Estate Investment Trust, Inc. (Wells REIT) filed an Amended and Restated Articles of Incorporation with the Maryland Secretary of State. The following is an amendment and restatement of the Registration Statement on Form 8-A of Wells REIT filed with the Securities and exchange Commission on April 8, 1999, setting forth an updated description of Wells REIT's capital stock. Item 1 of the Registration Statement on Form 8-A filed on April 8, 1999 is amended and restated as follows:

          Under our articles of incorporation, we have authority to issue a total of 500,000,000 shares of capital stock. Of the total shares authorized, 350,000,000 shares are designated as common stock with a par value of $0.01 per share, 50,000,000 shares are designated as preferred stock with a par value of $0.01 per share and 100,000,000 shares are designated as shares-in-trust, which would be issued only in the event we have purchases in excess of the ownership limits described below.

     Common Stock

          The holders of common stock are entitled to one vote per share on all matters voted on by shareholders, including election of our directors. Our articles of incorporation do not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding common shares can elect our entire board of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to such dividends as may be declared from time to time by our board of directors out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to shareholders. All shares issued in the offering will be fully paid and non-assessable shares of common stock. Holders of shares of common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue.

          We will not issue certificates for our shares. Shares will be held in "uncertificated" form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer. Wells Capital, our advisor, acts as our registrar and as the transfer agent for our shares. Transfers can be effected simply by mailing to Wells Capital a transfer and assignment form, which we will provide to you at no charge.

     Preferred Stock

          Our articles of incorporation authorize our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. The board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to the common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control of the Wells REIT. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without shareholder approval.

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     Meetings and Special Voting Requirements

          An annual meeting of the shareholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of shareholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman, the president or upon the written request of 10% of the shareholders. The presence of a majority of the outstanding shares either in person or by proxy shall constitute a quorum. Generally, the affirmative vote of a majority of all votes entitled to be voted is necessary to take shareholder action authorized by our articles of incorporation, except that a majority of the votes represented in person or by proxy at a meeting at which a quorum is present is sufficient to elect a director.

          Under Maryland Corporation Law and our articles of incorporation, shareholders are entitled to vote at a duly held meeting at which a quorum is present on (1) amendment of our articles of incorporation, (2) liquidation or dissolution of the Wells REIT, (3) reorganization of the Wells REIT, (4) merger, consolidation or sale or other disposition of substantially all of our assets, and (5) termination of our status as a REIT. Shareholders voting against any merger or sale of assets are permitted under Maryland Corporation Law to petition a court for the appraisal and payment of the fair value of their shares. In an appraisal proceeding, the court appoints appraisers who attempt to determine the fair value of the stock as of the date of the shareholder vote on the merger or sale of assets. After considering the appraisers' report, the court makes the final determination of the fair value to be paid to the dissenting shareholder and decides whether to award interest from the date of the merger or sale of assets and costs of the proceeding to the dissenting shareholders.

          Our advisor is selected and approved annually by our directors. While the shareholders do not have the ability to vote to replace Wells Capital or to select a new advisor, shareholders do have the ability, by the affirmative vote of a majority of the shareholders entitled to vote on such matter, to elect to remove a director from our board.

          Shareholders are entitled to receive a copy of our shareholder list upon request. The list provided by us will include each shareholder's name, address and telephone number, if available, and number of shares owned by each shareholder and will be sent within ten days of the receipt by us of the request. A shareholder requesting a list will be required to pay reasonable costs of postage and duplication. We have the right to request that a requesting shareholder represent to us that the list will not be used to pursue commercial interests.

          In addition to the foregoing, shareholders have rights under Rule 14a-7 under the Securities Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to shareholders in the context of the solicitation of proxies for voting on matters presented to shareholders or, at our option, provide requesting shareholders with a copy of the list of shareholders so that the requesting shareholders may make the distribution of proxies themselves.

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     Restriction on Ownership of Shares

          In order for us to qualify as a REIT, not more than 50% of our outstanding shares may be owned by any five or fewer individuals, including some tax-exempt entities. In addition, the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure you that this prohibition will be effective.

          In order to assist us in preserving our status as a REIT, our articles of incorporation contain a limitation on ownership which prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our outstanding shares. Our Articles of Incorporation provide that any transfer of shares that would violate our share ownership limitations is null and void and the intended transferee will acquire no rights in such shares, unless the transfer is approved by the board of directors based upon receipt of information that such transfer would not violate the provisions of the Internal Revenue Code for qualification as a REIT.

          The shares in excess of the ownership limit which are attempted to be transferred will be designated as "shares-in-trust" and will be transferred automatically to a trust effective on the day before the reported transfer of such shares. The record holder of the shares that are designated as shares-in-trust will be required to submit such number of shares to the Wells REIT in the name of the trustee of the trust. We will designate a trustee of the share trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the share trust. Shares-in-trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and distributions on the shares-in-trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The trustee will vote all shares-in-trust during the period they are held in trust.

          At our direction, the trustee will transfer the shares-in-trust to a person whose ownership will not violate the ownership limits. The transfer shall be made within 20 days of our receipt of notice that shares have been transferred to the trust. During this 20 day period, we will have the option of redeeming such shares. Upon any such transfer or redemption, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price per share in the transaction that created such shares-in-trust, or (b) the market price per share on the date of the transfer or redemption.

          Any person who (1) acquires shares in violation of the foregoing restriction or who owns shares that were transferred to any such trust is required to give immediate written notice to the Wells REIT of such event or (2) transfers or receives shares subject to such limitations is required to give the Wells REIT 15 days written notice prior to such transaction.
     In both cases, such persons shall provide to the Wells REIT such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

          The foregoing restrictions will continue to apply until (1) the board of directors determines it is no longer in the best interest of the Wells REIT to continue to qualify as a REIT

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     and (2) there is an affirmative vote of the majority of shares entitled to vote on such matter at a regular or special meeting of the shareholders of the Wells REIT.

          The ownership limit does not apply to an offeror which, in accordance with applicable federal and state securities laws, makes a cash tender offer, where at least 85% of the outstanding shares are duly tendered and accepted pursuant to the cash tender offer. The ownership limit also does not apply to the underwriter in a public offering of shares. In addition, the ownership limit does not apply to a person or persons which the directors so exempt from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized.

          Any person who owns 5% or more of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

     Dividends

          Dividends will be paid on a quarterly basis regardless of the frequency with which such distributions are declared. Dividends will be paid to investors who are shareholders as of the record dates selected by the directors. We currently calculate our quarterly dividends based upon daily record and dividend declaration dates so our investors will be entitled to be paid dividends immediately upon their purchase of shares. We then make quarterly dividend payments following the end of each calendar quarter.

          We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, income distributed as dividends will not be taxable to us under the Internal Revenue Code if we distribute at least 95% of our taxable income each year for years prior to 2001 and 90% of our REIT taxable income for all future years beginning with the year 2001.

          Dividends will be declared at the discretion of the board of directors, in accordance with our earnings, cash flow and general financial condition. The board's discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements.
     Because we may receive income from interest or rents at various times during our fiscal year, dividends may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow which we expect to receive during a later quarter and may be made in advance of actual receipt of funds in an attempt to make dividends relatively uniform. We may borrow money, issue new securities or sell assets in order to make dividend distributions.

          We are not prohibited from distributing our own securities in lieu of making cash dividends to shareholders, provided that the securities distributed to shareholders are readily marketable. Shareholders who receive marketable securities in lieu of cash dividends may incur transaction expenses in liquidating the securities.

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     Dividend Reinvestment Plan

          We currently have a dividend reinvestment plan available that allows you to have your dividends otherwise distributable to you invested in additional shares of the Wells REIT.

          You may purchase shares under the dividend reinvestment plan for $10 per share until all of the shares registered as part of the most current offering have been sold. After this time, we may purchase shares either through purchases on the open market, if a market then exists, or through an additional issuance of shares. In any case, the price per share will be equal to the then-prevailing market price, which shall equal the price on the securities exchange or over-the-counter market on which such shares are listed at the date of purchase if such shares are then listed.

          You may elect to participate in the dividend reinvestment plan by completing the Subscription Agreement, the enrollment form or by other written notice to the plan administrator. Participation in the plan will begin with the next distribution made after receipt of your written notice. We may terminate the dividend reinvestment plan for any reason at any time upon 10 days' prior written notice to participants. Your participation in the plan will also be terminated to the extent that a reinvestment of your distributions in our shares would cause the percentage ownership limitation contained in our articles of incorporation to be exceeded.

          If you elect to participate in the dividend reinvestment plan and are subject to federal income taxation, you will incur a tax liability for dividends allocated to you even though you have elected not to receive the dividends in cash but rather to have the dividends held pursuant to the dividend reinvestment plan. Specifically, you will be treated as if you have received the dividend from us in cash and then applied such dividend to the purchase of additional shares. You will be taxed on the amount of such dividend as ordinary income to the extent such dividend is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend.

     Share Redemption Program

          Prior to the time that our shares are listed on a national securities exchange, shareholders of the Wells REIT who have held their shares for at least one year may receive the benefit of limited interim liquidity by presenting for redemption all or any portion of their shares to us at any time in accordance with the procedures outlined herein. At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption.

          If you have held your shares for the required one-year period, you may redeem your shares for a purchase price equal to the lesser of (1) $10 per share, or (2) the purchase price per share that you actually paid for your shares of the Wells REIT. In the event that you are redeeming all of your shares, shares purchased pursuant to our dividend reinvestment plan may be excluded from the foregoing one-year holding period requirement, in the discretion of the board of directors. In addition, the board of directors reserves the right in its sole discretion at any time and from time to time to (1) waive the one-year holding period in the event of the death or bankruptcy of a shareholder or other exigent circumstances, (2) reject any request for redemption, (3) change the purchase price for all redemptions, or (4) otherwise amend the terms of our share redemption program.

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          Redemption of shares, when requested, will be made quarterly on a first-come, first-served basis. Subject to funds being available, we will limit the number of shares redeemed pursuant to our share redemption program as follows: (1) during any calendar year, we will not redeem in excess of three percent (3%) of the weighted average number of shares outstanding during the prior calendar year; and (2) funding for the redemption of shares will come exclusively from the proceeds we receive from the sale of shares under our dividend reinvestment plan such that in no event shall the aggregate amount of redemptions under our share redemption program exceed aggregate proceeds received from the sale of shares pursuant to our dividend reinvestment plan. The board of directors, in its sole discretion, may choose to terminate the share redemption program or to reduce the number of shares purchased under the share redemption program if it determines the funds otherwise available to fund our share redemption program are needed for other purposes.

          We cannot guarantee that the funds set aside for the share redemption program will be sufficient to accommodate all requests made in any year. If we do not have such funds available, at the time when redemption is requested, you can (1) withdraw your request for redemption, or (2) ask that we honor your request at such time, if any, when sufficient funds become available. Such pending requests will be honored on a first-come, first-served basis.

          The share redemption program is only intended to provide interim liquidity for shareholders until a secondary market develops for the shares. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

          The shares we purchase under the share redemption program will be cancelled, and will have the status of authorized, but unissued shares. We will not reissue such shares unless they are first registered with the Securities and Exchange Commission (Commission) under the Securities Act of 1933 and under appropriate state securities laws or otherwise issued in compliance with such laws.

          If we terminate, reduce the scope of or otherwise change the share redemption program, we will send a letter to you informing you of the changes and disclose the changes in reports filed with the Commission.

     Restrictions on Roll-Up Transactions

          In connection with any proposed transaction considered a "Roll-up Transaction" involving the Wells REIT and the issuance of securities of an entity (a Roll-up Entity) that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all properties shall be obtained from a competent independent appraiser. The properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for our benefit and the shareholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to shareholders in connection with any proposed Roll-up Transaction.

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

          A "Roll-up Transaction" is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of the Wells REIT and the issuance of securities of a Roll-up Entity. This term does not include:

          . a transaction involving our securities that have been for at least 12 months listed on a national securities exchange or included for quotation on Nasdaq; or

          . a transaction involving the conversion to corporate, trust, or association form of only the Wells REIT if, as a consequence of the transaction, there will be no significant adverse change in any of the following: shareholder voting rights; the term of our existence; compensation to Wells Capital; or our investment objectives.

          In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to shareholders who vote "no" on the proposal the choice of:

          (1) accepting the securities of a Roll-up Entity offered in the proposed Roll-up Transaction; or

          (2)  one of the following:

               (A) remaining as shareholders of the Wells REIT and preserving their interests therein on the same terms and conditions as existed previously, or

               (B) receiving cash in an amount equal to the shareholder's pro rata share of the appraised value of our net assets.

          We are prohibited from participating in any proposed Roll-up
     Transaction:

          . which would result in the shareholders having democracy rights in a Roll-up Entity that are less than those provided in our bylaws and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our articles of incorporation, and dissolution of the Wells REIT;

          . which includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

          . in which investor's rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled "Description of Shares -- Meetings and Special Voting Requirements;" or

          . in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is not approved by the shareholders.

     Business Combinations

          Under Maryland Corporation Law, business combinations between a Maryland corporation and an interested shareholder or the interested shareholder's affiliate are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. For this purpose, the term "business combinations" includes mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities. An "interested shareholder" is defined for this purpose as:

          (1) any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

          (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the corporation.

          After the five-year prohibition, any business combination between the corporation and an interested shareholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

          (1) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and

          (2) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested shareholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested shareholder voting together as a single voting group.

          These super-majority vote requirements do not apply if the corporation's common shareholders receive a minimum price, as defined under Maryland Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares. None of these provisions of the Maryland Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested shareholder becomes an interested shareholder.

          The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

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     Control Share Acquisitions

          Maryland Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or directors who are employees of the corporation are not entitled to vote on the matter. As permitted by Maryland Corporation Law, we have provided in our bylaws that the control share provisions of Maryland Corporation Law will not apply to transactions involving the Wells REIT, but the board of directors retains the discretion to change this provision in the future.

          "Control shares" are voting shares which, if aggregated with all other shares owned by the acquiror or with respect to which the acquiror has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting powers:

          .  one-fifth or more but less than one-third;

          .  one-third or more but less than a majority; or

          .  a majority or more of all voting power.

          Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

          Except as otherwise specified in the statute, a "control share acquisition" means the acquisition of control shares.

          Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

          If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an "acquiring person statement" for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights for control shares are considered and not approved.

          If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights.
     The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

          The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation.


Item 2.    Exhibits

     Below are the exhibits filed as part of this Registration Statement:

1. Amended and Restated Articles of Incorporation of Wells REIT dated July 1, 2000 (previously filed in and incorporated by reference to the Registrant's Registration Statement on Form S-11, Commission File No. 333-44900, filed on August 31, 2000)

2. Bylaws of Wells REIT (previously filed in and incorporated by reference to Amendment No. 4 to the Registrant's Registration Statement on Form S-11, Commission File No. 333-32099, filed on January 23, 1998)

3. Amendment No. 1 to Bylaws of Wells REIT (previously filed in and incorporated by reference to Post-Effective Amendment No. 5 to the Registrant's Registration Statement on Form S-11, Commission File No. 333-32099, filed on April 15, 1999)

                                  SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  October 10, 2000                 WELLS REAL ESTATE INVESTMENT TRUST, INC.
                                        (Registrant)



                                        By: /s/ Leo F. Wells, III
                                            ------------------------------------
                                            Leo F. Wells, III
                                            President

                                 EXHIBIT INDEX

     The following documents are filed as exhibits to this report. Those exhibits previously filed and incorporated herein by reference are identified below by an asterisk. For each exhibit identified by an asterisk, there is shown below a description of the previous filing.

1.* Amended and Restated Articles of Incorporation of Wells REIT dated July 1, 2000 (previously filed in and incorporated by reference to the Registrant's Registration Statement on Form S-11, Commission File No. 333-44900, filed on August 31, 2000)

2.* Bylaws of Wells REIT (previously filed in and incorporated by reference to Amendment No. 4 to the Registrant's Registration Statement on Form S-11, Commission File No. 333-32099, filed on January 23, 1998)

3.* Amendment No. 1 to Bylaws of Wells REIT (previously filed in and incorporated by reference to Post-Effective Amendment No. 5 to the Registrant's Registration Statement on Form S-11, Commission File No. 333-32099, filed on April 15, 1999)